Exhibit 10.1

November 3, 2019

Mr. D. Bryan Jordan

At the address on file with the Company

Dear Bryan:

This letter (this “Letter Agreement”) memorializes our recent discussions regarding the terms of your continued employment with First Horizon National Corporation (together with its affiliates, the “Company)” following the completion of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger between IBERIABANK Corporation and the Company, dated as of November 3, 2019 (the “Merger Agreement”). We look forward to your continued leadership.

1. Effectiveness, Your Current Agreement and Definitions

This Letter Agreement supplements your Change in Control Severance Agreement with the Company, dated May 8, 2007 (the “CIC Agreement”), which will otherwise remain in full force and effect in accordance with its current terms. Capitalized terms used but not defined in this Letter Agreement are used with the meanings ascribed to them in the Merger Agreement. If your employment with the Company terminates for any reason before the Closing Date or the Merger Agreement is terminated before the closing of the Merger, this Letter Agreement will automatically terminate and be of no further force or effect and neither of the parties will have any obligations hereunder.

2. Position

Following the Closing Date, you will continue to serve as the Company’s President and Chief Executive Officer, reporting directly and only to the Company’s Board of Directors (the “Board”). In addition, you will continue to serve as Chief Executive Officer of the First Horizon Bank (the “Bank”). During your service as Chief Executive Officer, the Board will continue to nominate you to the Board and you will continue to serve on the Bank Board. On the Closing Date, you will resign as Chairman of the Board and of the Bank Board, and Daryl G. Byrd will be appointed as Executive Chairman of the Board and of the Bank Board. For purposes of clarity, the Executive Chairman will also report directly and only to the Board, and other senior executives of the Company will report directly to you or to your designee.

On the Chairman Succession Date, Mr. Byrd will cease to be Executive Chairman and become a Special Advisor to you, and you will be reappointed as Chairman of the Board and of the Bank Board. No further action is required by you to make the transitions and resignations provided for in this paragraph or the immediately preceding paragraph effective, but you agree to execute any documentation the Company reasonably requests at the time to confirm it.

3. Pre-Existing Entitlements

You and the Company acknowledge that the Merger constitutes a “Change in Control” under your CIC Agreement and that your CIC Agreement will continue in effect for a period of 36 months after the Closing Date. Accordingly, the Company acknowledges that if your employment is terminated (a) by the Company other than for Cause, Disability or Retirement or (b) by you for Good Reason (each as defined in the CIC Agreement, and with respect to Good Reason, as modified below) during the 36 month period immediately following the Closing Date, you will be entitled to receive the severance, accelerated vesting of all unvested and outstanding equity awards and other benefits under Section 5(iv) of your CIC Agreement, subject to the terms and conditions of the CIC Agreement.

In addition, you will continue to be eligible for insurance coverage under the Company’s directors’ and officers’ liability insurance policy on substantially the same terms as such coverage is provided to the Company’s other directors and executive officers, including pursuant to Section 6.7 of the Merger Agreement.

4. Acknowledgements

You acknowledge and agree that you will not have “Good Reason” under the CIC Agreement solely as a result of (a) the closing of the Merger or the assignment to the Executive Chairman of the Company of the duties and responsibilities specified in paragraph 1 of the Executive Chairman’s Letter Agreement with the Company, dated as of November 3, 2019, or (b) your resignation as Chairman of the Board and of the Bank Board upon the closing of the Merger. In addition, the definition of “Good Reason” in your CIC Agreement will be amended to include as clause (G) the following: “any change in your titles or positions from those contemplated in the Letter Agreement between you and the Company, dated as of November 3, 2019 (the “Letter Agreement”), or the failure of the Company to reappoint you as Chairman of the Board or of the Bank Board to reappoint you as Chairman of the Bank Board, each on the Chairman Succession Date as contemplated by paragraph 2 of the Letter Agreement”.

For purposes of clarity, except as modified in this paragraph 4, nothing in this Letter Agreement is intended to amend, alter or otherwise change the payments and benefits to which you may become entitled under the CIC Agreement in accordance with its terms.

5. Miscellaneous

This Letter Agreement will be governed and construed in accordance with the laws of the State of Tennessee, without regard to conflict of laws principles thereof. This Letter Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision hereof, and this Letter Agreement will be construed as if the invalid and unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

Upon the expiration or other termination of this Letter Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder. This

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Letter Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signature Page Follows]

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If this Letter Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,

First Horizon National Corporation

By:	/s/ Vicki R. Palmer
Name: Vicki R. Palmer
Title: Chair of the Compensation Committee

Accepted and Agreed

I hereby agree with and accept the terms and conditions of this Letter Agreement:

/s/ D. Bryan Jordan
Name: D. Bryan Jordan
Date: November 3, 2019

[Signature Page to Letter Agreement]